UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                               ------------------


                                  SCHEDULE 13G

                    Under The Securities Exchange Act Of 1934
                                (Amendment No. 4)



                       James River Corporation of Virginia
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    470349101
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                                 (CUSIP Number)



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Check the following box if a fee is being paid with this statement |_|.











                                Page 1 of 7 Pages

                                                                   Schedule 13G
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------------------                                    -------------------------
CUSIP NO. 577 778                        13G          Page   2   of   7   Pages
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1.          NAME OF REPORTING PERSONS
            S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            James River Corporation of Virginia StockPlus Investment Plan Trust I.R.S. Identification No. 13-3761310
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2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                       (b)  |X|
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3.          SEC USE ONLY

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4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       Virginia
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  NUMBER OF      5.       SOLE VOTING POWER                                 -0-
    SHARES       --------------------------------------------------------------
 BENEFICIALLY    6.       SHARED VOTING POWER                         9,942,058
OWNED BY EACH    --------------------------------------------------------------
  REPORTING      7.       SOLE DISPOSITIVE POWER                            -0-
 PERSON WITH     --------------------------------------------------------------
                 8.       SHARED DISPOSITIVE POWER                    9,942,058
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9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON
                                                                      9,942,058
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10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                                  |_|
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11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          11.5%
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12.         TYPE OF REPORTING PERSON

                                                                             EP
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
                                                                   Schedule 13G
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This Schedule 13G was originally  filed on February 26, 1997  identifying  James
River Corporation of Virginia as the filer. The appropriate filer is The Bank of New York, as Trustee for the James River Corporation of Virginia StockPlus Investment Plan Trust. This filing corrects the filer's identity. It is identical in all other respects.

Item 1.
     (a)  Name Of Issuer:

             James River Corporation of Virginia

     (b)  Address of Issuer's Principal Executive Offices:

             P.O. Box 2218
             Richmond, VA  23217

Item 2.
     (a)  Name of Person Filing:

             The Bank of New York, as Trustee for
             James River Corporation of Virginia StockPlus Investment Plan Trust

     (b)  Address of Principal Business Office:

             The Bank of New York
             Master Trust/Master Custody Division
             One Wall Street
             New York, NY  10286

     (c)  Citizenship:

             New York

     (d)  Title of Class of Securities:

             Common Stock

     (e)  CUSIP Number

             470349101



                                Page 3 of 7 Pages

                                                                   Schedule 13G
-------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:


     (a)  ---  Broker or Dealer registered under Section 15 of the Act

     (b)  ---  Bank as defined in Section 3(a)(6) of the Act

     (c)  ---  Insurance Company as defined in Section 3(a)(19) of the Act

     (d) --- Investment Company registered under Section 8 of the Investment Company Act

     (e) --- Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

     (f) -X- Employee Benefits Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
               Security   Act  of   1974   or   Endowment   Fund;   see
               ss.240.13d-1(b)(ii)(F)

     (g) --- Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  --- Group, in accordance with ss.240.13d-1(b)(ii)(H)


Item 4.  Ownership


         As of December 31, 1996:

         (a)  Amount Beneficially Owned

                  9,942,058


         (b)  Percent of Class

                  11.5%

                                Page 4 of 7 Pages

                                                                   Schedule 13G
-------------------------------------------------------------------------------


         (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote

                           -0-

                   (ii)  shared power to vote or to direct the vote

                           9,942,058

                  (iii)  sole power to dispose or to direct the disposition of

                           -0-

                   (iv)  shared power to dispose or to direct the disposition of

                           9,942,058


Item 5.  Ownership of Five Percent or Less of a Class


         Not applicable.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person


         The Bank of New York, as Trustee, holds the stock of James River Corporation of Virginia (the "Company") for the exclusive benefit of participants and beneficiaries in the James River Corporation of Virginia StockPlus Investment Plan (the "Plan") pursuant to the terms of the Plan and the trust agreement between the Company and the Trustee with respect to the Plan.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


         Not applicable


                                Page 5 of 7 Pages

                                                                   Schedule 13G
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Item 8.  Identification and Classification of Members of the Group


         Not applicable


Item 9.  Notice of Dissolution of Group


         Not applicable


Item 10.  Certification


                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


















                                Page 6 of 7 Pages

                                                                   Schedule 13G
-------------------------------------------------------------------------------


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date:    February 24, 1997


                                     /s/ Anthony J. Passanesi
                                    -------------------------
                                            (Signature)
                                            Anthony J. Passanesi
                                            Vice President
                                            The Bank of New York
                                            One Wall Street
                                            New York, New York 10286






















                                Page 7 of 7 Pages

                                  EXHIBIT INDEX




Exhibit I      Statement of The Bank of New York

                                    EXHIBIT I
                                       TO
                                  SCHEDULE 13G



          The filing of this Schedule 13G shall not be construed as an admission that The Bank of New York or any of its subsidiaries is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of the securities covered by this
 Schedule 13G.





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